AUDITORS' REPORT

To the shareholder of E-Z-EM Canada Inc.

We have audited the consolidated balance sheets of "E-Z-EM CANADA INC." and subsidiary as of May 31, 1995 and 1994 and the consolidated statements of earnings, retained earnings and changes in financial position for the years ended May 31, 1995, 1994 and 1993. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of "E-Z-EM CANADA INC." and subsidiary as of May 31, 1995 and 1994 and the results of their operations and the changes in their financial position for the years ended May 31, 1995, 1994 and 1993 in accordance with generally accepted accounting principles.



Jacques, Davis Lefaivre & Associes
Chartered Accountants

Montreal, July 7, 1995

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